EXHIBIT 10.19

                            [FIBERCORE INC. GRAPHIC]



                         OPTICAL FIBER SUPPLY AGREEMENT


      This Optical Fiber Supply Agreement (the "Agreement") dated as of April 25, 2001 is by and between Optical Cable Corporation, a corporation ("Buyer ") and FIBERCORE, INC., a Nevada corporation, and its subsidiaries and affiliates (collectively "FiberCore").


                              BACKGROUND STATEMENT
                              --------------------

      The parties desire to establish the terms, conditions and procedures pursuant to which FiberCore shall agree to supply to Buyer, and Buyer shall agree to purchase from FiberCore single and/or multimode optical fiber during the Term (as defined in SECTION 2 below).


                                    AGREEMENT
                                    ---------

      Now, therefore, the parties hereto agree for themselves, their successors and permitted assignees as follows:

      1.    PURCHASE AND SUPPLY COMMITMENT; PRODUCTS.

      1.1 During the term of this Agreement and subject to the terms hereof, FiberCore agrees to supply OCC's needs for single and multimode optical fiber, as described on Appendix A (the "Products") in accordance with the quantities and delivery schedule set forth on Appendix B. The terms and conditions of this Agreement shall apply to each sale by FiberCore to Buyer of the Product during the term hereof. The parties may add additional products to Appendix A by mutual written agreement, and such additional products shall be considered "Products" hereunder and subject to the terms and conditions hereof. Buyer agrees that Products purchased under this Agreement are for its own manufacturing use.

      1.2 The current specifications for the Products are set forth on Appendix B (the "Quantities and Specifications"). The Specifications may be amended from time to time upon the agreement of both parties to address new functional and market requirements. However, any substantial modifications to the Specifications, as agreed to in writing, may result in a per kilometer price increase or decrease (as agreed by the parties in writing) for the year of such adjustment and for any subsequent period hereunder. For maximum responsiveness to competitive fiber product offerings, FiberCore reserves the right, in its sole discretion, to make any changes it deems desirable in the design or manufacture of the Products; provided that that Products, as modified, meet the then current Specifications and the requirements that pertain to the ability of Buyer to manufacture cable.

      1.3 FiberCore shall deliver the quantity of the Product ordered on the delivery schedule set forth on Appendix B and in conformity to the Specifications.

      2. TERM. The initial term of this Agreement is four (4) years, commencing on January 1, 2001. Upon expiration of the initial term, this Agreement shall automatically renew for consecutive three (3) year renewal terms (or any other mutually acceptable renewal term), unless either party gives notice of non-renewal and a request to renegotiate to the other party pursuant to SECTION 20 at least six (6) months prior to the expiration of the then current term or any renewal term.

      3. DELIVERY SCHEDULE. Appendix B sets forth the monthly shipping schedule for the Products. Buyer may request reasonable changes in the shipping schedule. All requests must be received sixty (60) days prior to the requested change(s) and approved by FiberCore in writing, which approval shall not be unreasonably delayed or withheld.

      4.    PRICING.

      4.1 Effective as of the date hereof, prices for the Products shall be determined as set forth on Appendix D attached hereto and incorporated herein. Prices for multimode optical fiber shall be effective as of January 1, 2001. Prices for single-mode optical fiber shall be effective as of January 1, 2001. Appendix C, together with SECTION 4.4 hereof, establishes maximum prices for the Products.

      4.2 In each calendar year subsequent to 2001 during which this Agreement is in effect, the parties shall meet in September of the preceding year to review and discuss pricing, with the objective of ensuring that the price being charged to Buyer for the Products is competitive and no more than the average price Buyer would pay during such subsequent year to "Primary Producers" for similar quantities of the Products (the "Market Price"). For purposes of this Agreement, the term "Primary Producers" shall include Alcatel, Lucent, Corning, and Draka.

      4.3 After Product pricing has been fixed for a calendar year, Appendix C shall be amended accordingly and the agreed Product pricing for a calendar year shall remain fixed for the duration of that calendar year, subject to the right of Buyer or FiberCore to request a semi-annual pricing review with the objective of ensuring that the price being charged to Buyer for the Products is competitive and reflects market conditions. FiberCore's raw material costs shall also be considered at each semi-annual review. Adjustments to the Market Price determined in 4.2 above, if any, shall be subject to a maximum increase or decrease of 3% per semi-annual period.

      4.4 The prices to be paid by Buyer for Products hereunder shall not at any time be greater than the price paid by any of FiberCore's other customers for the same type and similar quantity of Products. Buyer may request that FiberCore certify that it is not selling Products of the same type and similar quantity to any of FiberCore's other customers at a price that is lower than that paid by Buyer.

      4.5 Buyer may request FiberCore to consider project-specific pricing for any Buyer project that reasonably requires a different pricing arrangement for the Products. FiberCore shall consider any such request in good faith and shall work cooperatively with Buyer in seeking to negotiate a mutually acceptable pricing arrangement for any such project. Buyer will make a good faith effort to provide reasonable evidence of the need for alternative pricing.

      5. SHIPMENT TERMS. Shipment terms are delivered duties paid ("DDP") from shipping origin of either Brazil, Jena, or US to destination Buyer/location. These terms constitute a fully landed cost door to door with all expenses paid by FiberCore. Buyer may, at its option (a) physically pick up Product at FiberCore's factory loading dock upon reasonable notice, (b) arrange for pick up via common carrier at FiberCore's factory loading dock upon reasonable notice, or (c) request that FiberCore act as Buyer's agent to arrange delivery of Product. If Buyer requests that FiberCore act as Buyer's agent, then FiberCore shall have the right to designate the method of transportation, carrier and route of shipment. Title and risk of loss shall pass to Buyer at the DDP point set forth above.

      6. PAYMENT TERMS; "TAKE OR PAY". Buyer agrees to purchase, and FiberCore agrees to sell the quantities set forth on Appendix B per the delivery schedules set forth on Appendix B. FiberCore will issue invoices in accordance with the delivery schedule set forth on Appendix B (or such other mutually agreed delivery schedule), and such invoices will be due within thirty (30) days from Buyer's receipt of such invoice. Payment shall be made by any payment method approved by both parties to an account designated by FiberCore. If Buyer fails to purchase the specified quantities on an annual basis, then Buyer agrees to pay FiberCore an amount equal to the "remaining dollar value" of this Agreement, multiplied by one hundred percent (100%) for 2002, seventy-five percent (75%) for 2003 and sixty (60%) for 2004. For purposes of this Agreement, the term "remaining dollar value" shall equal the quantity of Products set forth on Appendix B not purchased under this Agreement, multiplied by the last price of Products shipped by FiberCore. EXAMPLE: if Buyer chooses to cancel the last year of this agreement, than Buyer would be responsible for 60% only of the quantity listed in Appendix B multiplied by the last price of Product shipped.

      6.1 MULTIMODE FIBER: quantities listed in Appendix B are subject to the terms of section 6 (Payment Terms: "Take or Pay").

      6.2 SINGLEMODE FIBER (STANDARD): quantities listed in Appendix B under "Singlemode Fiber Standard" are subject to the terms of section 6 (Payment Terms: "Take or Pay").

      6.3 SINGLEMODE FIBER FOR ASIA: in the event that this initiative does not occur, than the quantities listed in Appendix B under "Singlemode Fiber for Asia" will not subject to the terms of section 6 (Payment Terms: "Take or Pay").

      7. ORDER TERMS. Any terms of any forecast, purchase order, order confirmation, invoice or acknowledgment, if any, of either party that are in addition to the terms of this Agreement shall be effective only if accepted by the other party in writing.

      8. TECHNICAL SUPPORT. During the term hereof, FiberCore shall furnish such technical support services to Buyer in connection with the Products sold hereunder, as well as fiber optical cable incorporating the Products and/or any other products purchased from FiberCore, as Buyer reasonably requests including, without limitation: (a) technical and quality reviews at least quarterly and (b) on-site support for Buyer's engineers as requested by Buyer on a reasonable frequency. Such services shall be provided at FiberCore's expense, unless otherwise specifically agreed to in writing by the parties.

      9. SALES SUPPORT. During the term hereof, FiberCore shall cause its sales personnel to participate with Buyer on sales calls relating to optical fiber cable produced using the Products, as reasonably requested by Buyer. FiberCore shall pay for expenses of it's sales personnel.

      10.   WARRANTY.

      10.1 Warranty and Warranty Period. FiberCore warrants that the Products shall comply with the Specifications and shall otherwise be free from defects in design, materials and workmanship for a period of twelve (12) months as of the date of delivery under standard conditions of storage at ambient temperature between 10(degree)C and 30(degree)C and at a rate of humidity between thirty percent (30%) and eighty percent (80%). Except as otherwise stated in this
Section 10, FiberCore makes no warranties, express or implied, and specifically disclaims any warranty of merchantability or fitness for any particular purpose as well as other implied warranties in law or equity.

      10.2 Credit or Replacement. If any Product is found to breach any of the warranties set forth above, FiberCore shall, at its option, either give Buyer appropriate credit for such defective Product or replace the defective or non-conforming Product with new Product that conforms to the Specifications and is free from defects in design, materials and workmanship, at no additional cost to Buyer , delivered to the same destination as that of the original shipment. All such replacement Products shall be warranted for the balance of the warranty period. FiberCore's obligation to credit or replace is conditioned upon (i) the receipt of proper and timely notice, as specified in Section 10.3 below, (ii) an examination that reveals the claimed defect actually exists, and (iii) the Product shall not have had any stage of processing performed on it for cabling. Samples must be provided for evaluation prior to any Product being returned for credit and/or replacement. The foregoing warranty does not apply to and FiberCore makes no warranties with respect to, Product that has been subjected to misuse, neglect, accident or abuse, or has been stored or maintained improperly or in material violation of FiberCore's written instructions. Replaced Product shall become FiberCore's property, and in no event shall FiberCore be responsible for deinstallation or reinstallation of defective Product or for the expenses thereof.

      10.3 Notice. In order for the foregoing warranty to be effective, Buyer must notify FiberCore, in writing, within a reasonable time (but in any event not later than thirty (30) days from the end of the warranty period) of any defects referred to in SECTION 11.1 hereof. Buyer's sole and exclusive remedy shall be FiberCore's obligation to issue a credit or replace defective for non-conforming Product in accordance with the provisions of this warranty which credit or replacement shall be in full satisfaction of FiberCore's liabilities arising from the defect..

      11. INDEMNITY. FiberCore agrees that it shall, at its own expense and to the extent hereafter stated, indemnify, defend and hold Buyer harmless in any dispute, suit or proceeding (including any claim for temporary or permanent injunctive relief) insofar as the same is based on a claim that any Product furnished hereunder infringes any United States or foreign patent of any person throughout the world. FiberCore's obligations are conditioned upon Buyer's delivery to FiberCore of prompt notice of any such dispute, suit or proceeding and permission to allow FiberCore through its counsel to defend the same. Buyer shall cooperate with FiberCore in such defense or settlement negotiations and shall provide FiberCore with any reasonably requested information and assistance, at FiberCore's sole expense. Unless FiberCore does not defend, (for reasons other than described below under which FiberCore has no obligation to defend) any such suit or proceeding after being given reasonable notice of and opportunity to defend the same, Buyer shall not make any admission of infringement or settle the suit or proceeding, without FiberCore's consent.

      If such Product is held in such suit to constitute infringement and the use of such Product is enjoined, FiberCore shall, at its own expense and option:
(a) secure for Buyer the royalty-free right to continue to use the Product; (b) replace the same with non-infringing Product that complies with the Specifications; (c) modify such Product so that it becomes non-infringing, so long as the Product continues to comply with the Specifications; or (d) remove said Product and refund the purchase price.

      Notwithstanding the foregoing, FiberCore shall have no obligation to defend or settle any claim for any infringement or violation of any patent or other intellectual property right: (i) arising from compliance with Buyer's Specifications; or (ii) relating to use of any Product furnished hereunder in combination with any other item(s), whether or not furnished by FiberCore, even is such use if the Product's necessary or inherent use for which the Product is purchased.

      The foregoing states the sole and exclusive remedy and obligation of the parties hereto for infringement or other violation of any intellectual property right and is in lieu of all warranties, express, implied or statutory, in regard thereto

      12.   LIMITATION OF LIABILITY.

      12.1 Exclusion of Consequential Damages. Notwithstanding any provision of this Agreement to the contrary, FiberCore shall in no event be liable to Buyer or to any person or company who shall purchase from Buyer or use any goods or services supplied by FiberCore for any indirect, incidental, special, punitive or consequential loss, damage or expense which shall include any loss of profit or revenue, any loss of goodwill, any loss of business opportunity, of any nature or kind, however arising out of this Agreement or any obligation resulting from the use or performance of the Products, whether in contract, in tort or otherwise, even if such party is deemed to be aware of the possibility of such damages. FiberCore's entire liability for any claim or loss, damage or expense from any cause whatsoever shall in no event exceed the performance, replacement cost or purchase price whichever is lower, of the service or item which directly gives rise to such claim. No action against FiberCore with respect to any Product may be commenced more than one (1) year after such Product was delivered to Buyer. This clause shall survive failure of any exclusive remedy.

      12.2 Limitation Valid in All Events. Each party acknowledges that rights may be conferred upon it or obligations imposed upon it by the laws governing this Agreement that cannot be excluded by agreement between the parties. To the extent that such laws are applicable, the terms of this Agreement shall be read subject to such laws and the parties hereby acknowledge that each party expressly limits its liability under any such laws to the maximum extent permitted.

      12.3 Maximum Liability. FiberCore's maximum total liability under this Agreement whether based on breach of contract or in tort (including negligence) under any warranty or otherwise shall in no event exceed $ 1,000,000.

      13. CONFIDENTIAL INFORMATION. The parties agree not to disclose to any third party and not to use, except for the purpose of this Agreement, the terms of this Agreement or any technical or commercial information of a confidential nature made available to either of the parties by the other party or which either party may have learned in the course of this Agreement, unless compelled to disclose such information by judicial or administrative process or by other requirements of law. All such information shall be returned to the disclosing party at its request upon termination of this Agreement. The above provision shall survive any termination of this Agreement and shall continue with respect to any specific confidential information so long as that information remains confidential and not available to the public (other than by unauthorized disclosure by the party to whom such confidential information was disclosed).

      14.   TERMINATION.

      14.1 Either party shall have the right to terminate this Agreement effective upon written notice to the other party in any of the following events:

            (a) If the other party fails to perform any of its material obligations under this Agreement, which failure is not cured within thirty
      (30) days following written notice of such failure from the terminating party, describing in reasonable detail the circumstances giving rise to such failure. Such failure would include Buyer's failure to pay any amount due to FiberCore pursuant to the terms hereof; and

            (b) If the other party suspends its business operations or becomes bankrupt or insolvent, or if a receiver or similar official is appointed for all or substantially all of its assets.

      15. FORCE MAJEURE. Neither party shall be responsible or liable for any delay or failure to deliver or purchase any and all quantities agreed, if such delay or failure is caused by an event beyond the reasonable control of the party, including but not limited to, act of God, fire, flood, war, insurrection, riot or action of any government agency, inability to secure raw materials for the manufacture of Product or transportation facilities, strike, or delays in delivery and installation/commissioning of new equipment required for the manufacture of Product, provided that this Section 16 shall not relieve the obligation of either party to make payments due hereunder. In the event of the occurrence of any such event, FiberCore shall apportion available supplies of the Products to Buyer, as determined in its sole discretion.

      16. NOTICE. Unless specifically provided otherwise in this Agreement, all notices required or permitted to be given under this Agreement shall be in writing and shall be sent (i) by certified or registered mail, return receipt requested, (ii) by hand delivery, or (iii) by nationally recognized overnight delivery service, and in each case shall be addressed as follows:

            If sent to FiberCore:

                  253 Worcester Road
                  Charlton, MA 01507
                  Attn:  Bob Sebesto, Vice President Sales and Marketing
                  Facsimile:  508-248-5588


            If sent to Buyer :






            With a Copy to:







or at such other addresses as Buyer and FiberCore may designate in writing. Notice shall be deemed given on the day the return receipt is signed or presented for signature, on the date delivered if delivered by hand delivery, or upon confirmation of receipt.

      17. SEVERABILITY. In the event that any court or governmental body having jurisdiction over the parties to this Agreement determines any provision of this Agreement to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall not be affected and the rights and obligations of the parties shall be construed as if the Agreement did not contain the provision held to be invalid, illegal or unenforceable, unless such invalid, illegal or unenforceable provision was a material term of this Agreement in which case the parties will attempt to negotiate a valid replacement provision failing which the party who is materially adversely affected may terminate this Agreement.

      18. ASSIGNMENT. This Agreement may not be assigned by either party hereto without the prior written consent of the other party; provided that either party shall have the right to assign this Agreement to any present or affiliated subsidiary or affiliated entity which is majority owned, if prompt written notice of such assignment is given to the non-assigning party. This Agreement shall be binding on the successors and permitted assigns of the parties hereto.

      19. MODIFICATION OF AGREEMENT; ENTIRE AGREEMENT. Except as herein otherwise provided, the provisions of this Agreement shall not be extended, varied, changed, modified or supplemented without the written consent of both parties, given by an authorized officer. There are no terms, conditions, representations or understandings governing the rights or obligations of the parties with respect to the subject matter hereof except as set forth herein. This Agreement replaces and supersedes all previous agreements, term sheets or proposals, written or oral, between the parties relating to the supply of Products from FiberCore to Buyer.

      20. GOVERNING LAW; JURISDICTION. This Agreement shall expressly not be governed by The United Nations Convention for Contracts for the International Sale of Goods. The laws of New York , notwithstanding its conflict of law rules, shall govern this Agreement, which shall be construed accordingly. The parties hereby agree to submit themselves (personal or otherwise) to the jurisdiction and venue of the courts of New York and the American Arbitration Association in New York.

      21. HEADINGS. The headings used in this Agreement are for the convenience of the parties only, and shall not be considered in interpreting or applying the provisions of this Agreement.

      IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their authorized officers as of the date first set forth above.


                                    BUYER


                                    By:
                                          --------------------------------------
                                    Name:
                                          --------------------------------------
                                    Title:
                                          --------------------------------------

ATTEST:

By:
    ------------------------------


(Corporate Seal)FIBERCORE, INCORPORATED


                                    By:
                                          --------------------------------------
                                    Name:
                                          --------------------------------------
                                    Title:
                                          --------------------------------------

ATTEST:

By:
    ------------------------------
    ------------, ------ Secretary

(Corporate Seal)

                                   APPENDIX A
                                   ----------

                                LIST OF PRODUCTS



Single-mode Optical Fiber
-------------------------

Multimode Optical Fiber
-----------------------

                                   APPENDIX B
                                   ----------

                      PRODUCT QUANTITIES AND SPECIFICATIONS



FY 2001:
-------

A) 62.5/125/250: 50,000 km (includes balance of existing order). Approximately 4,000 km per month.

Bandwidth: 80% ->= 200/600 MHz-km; 20% - >= 160/500 MHz-km
Length Distribution: 70% - 8.8 km; 20% - 6.6 km; balance 2.2 to 4.4 km
Attenuation: per OCC specification

Note: FiberCore will make available to OCC for first right of refusal any standard 250 um inventory.


B) 500 UM COATED FIBER:

SINGLEMODE: 5,500 km total. 500 km/month beginning in February (current order number 3946 is included in this allocation).
50/125/500: 1,100 km total. 100 km/month beginning in February.
62.5/125/500: 6,000 km total. 500 km/month beginning in December.

Note: we can only ship 500 km of 500 um coated fiber in December in order to complete outstanding orders.

C) SINGLEMODE FIBER:

Specifications per FiberCore standards and OCC modifications.

LENGTH DISTRIBUTION: per FiberCore standards unless otherwise agreed to by FiberCore.

Notes:

1. Effective July 1st, OCC may substitute 250 um coated fibers in place of 500 um coated fiber. The replacement volume is 2 times the volume of 500 um coated fiber not to exceed 1,000 km in any month. FiberCore would require a minimum of 45 days advance notice to plan for these changes.

2. OCC will purchase all inventories of 500 um coated fibers that fall within standard specifications. FiberCore will provide a list of this inventory monthly.

FY 2002:
--------

Multimode Fiber: 60,000 km
Singlemode Fiber (standard): 150,000 m
Singlemode Fiber for Asia: 350,000 km


FY 2003:
--------

Multimode Fiber: 80,000 km
Singlemode Fiber (standard): 250,000 km
Singlemode Fiber for Asia: 750,000 km


FY 2004:
--------

Multimode Fiber: 110,000 km
Singlemode Fiber (standard): 400,000 km
Singlemode Fiber for Asia: 1,150,000 km



NOTES:

1. Multimode fiber volumes include both standard and 500 um coated fibers. OCC will provide FiberCore a shipping schedule or forecast at least six
      (6) months prior to the beginning of each fiscal year.

2. OCC shall be allowed to make reductions to the quantity of singlemode fiber for Asia delivered under this Agreement for FY 2002 - 2004 without any associated penalty under section 6 ("Take or Pay") clause.

3. OCC shall give a minimum of 6 month notice for singlemode fiber for Asia to any reductions to deliverable items that exceed 4,000 km per month.

4. Additional singlemode fiber will be made available to OCC for FY 2002, 2003, and 2004. FiberCore would require a minimum of eight (8) months notice for any additional quantities required in 2002. FiberCore would also require forecasts for 2003 and 2004 at least six (6) months prior to the beginning of each fiscal year.

                                   APPENDIX C
                                   ----------

                                     PRICING


FY 2001:
--------

250 UM COATED FIBER:
--------------------

SINGLEMODE: $ 40.00/km

50/125/250:

400/400 MHz-km: $ 75.00/km
400/800 MHz-km: $ 85.00/km
500/500 MHz-km: $ 85.00/km

62.5/125/250: (80% ->= 200/600 MHz-km; 20% - >= 160/500 MHz-km)

$ 98.00/km until March 31st (balance of current order)
$ 108.00/km effective April 1st - December 31st

100/140/250:

100/200 MHz-km: $ 370.00/km


500 UM COATED FIBER:
--------------------

Singlemode: $ 51.00/km

50/125/500: $ 98.00/km
50/125/500 Rad Hard: $ 103.00/km
50/125/500 Rad Hard High NA: $ 123.00/km

62.5/125/500: $ 124.00/km
62.5/125/500 Rad Hard: $ 130.00/km

100/140/500: $ 415.00/km

FY 2002 - 2004 pricing will be negotiated per section 4.2.